EXHIBIT 99.2

As of February 9, 2018, Generation NEXT Franchise Brands, Inc. (the “Company”) is providing the below information to Ketchum. The projections set forth below are the Company’s assessments as of the date of this correspondence only and the projections are qualified by the Disclaimer and Safe Harbor set forth herein.

Company’s rate of growth over last six months: 94%

Company’s projected rate of growth over the next six months – projected: 175% (based on 80 units per month)

Disclaimer and Safe Harbor

This correspondence contains forward-looking statements with respect to the expected financial performance Generation NEXT Franchise Brands, Inc. as well as its subsidiaries (collectively, the “Companies”, “we” and “our”).

The Companies base these forward-looking statements on their current expectations, estimates and projections about future events and the industry in which they operate using information currently available to them. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this correspondence, including, but not limited to those set forth below, are set forth in our fillings with the Securities and Exchange Commission (“SEC”), including our most recent Annual Report on Form 10-K for the year ended June 30, 2017, our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K:

•	changes in consumer behavior, including changes in spending behavior and changes in when, where and how food products are consumed;

•	the popularity of the Companies’ product;

•	changes in the Companies’ plans, initiatives and strategies, and consumer acceptance thereof;

•	the ability of the Companies’ manufacturer to complete and deliver on a timely basis, the Companies’ products; and

•	the failure to meet earnings expectations.

We caution that the foregoing list is not exhaustive of all possible factors, as other factors could adversely affect (i) our results, performance or achievements of the Companies as a whole or (ii) the results, performance or achievements of each individual frozen yogurt vending robot. The reader is cautioned against undue reliance on these forward-looking statements. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in such forward-looking statements will be realized.

The inclusion of such forward-looking statements should not be regarded as a representation by the Companies or any other person that the future events, plans or expectations contemplated by the Companies or a frozen yogurt vending robot will be achieved. We note that past performance in operations, other frozen yogurt vending robots, and share price are not necessarily predictive of future performance of our operation or our frozen yogurt vending robots. We disclaim any intention and assume no obligation to update or revise any forward-looking statement even if new information becomes available, as a result of future events or for any other reason.